Exhibit 99.1

PRESTO* National Presto Industries, Inc. Eau Claire, WI 54703-3703	Tel. 715-839-2121 Fax. 715-839-2148 715-839-2122 715-839-2242

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT: Randy Lieble (715)-839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE ACQUISITION

        Eau Claire, Wisconsin (February 2, 2006) — National Presto Industries, Inc. (NYSE: NPK) announced today the acquisition of substantially all the assets of Amron, L.L.C., an Antigo, Wisconsin defense manufacturer of cartridge cases used in medium caliber ammunition (20-40 mm).

        In commenting on the acquisition, Maryjo Cohen, President and CEO, stated, “Five years ago we made our first acquisition to reestablish a presence in the defense industry. With this third acquisition, we believe we have cemented our position as a viable competitive force in medium caliber ammunition programs which include the key elements for tactical and training ammunition as well as specialized items, such as, fuzes, firing devices, initiators, load, assemble, pack (LAP) services, and cartridge cases. We continue to be cautiously optimistic about the prospects for our defense division.”

        Amron is the sole source producer of cartridge cases for the Department of Army’s five year 40 mm Systems Program for which AMTEC Corporation, a Presto subsidiary, is one of two prime contractors. Its key customers include two Army prime contractors, General Dynamics and Alliant Techsystems. Amron sales for calendar year 2005 were approximately twenty-eight million dollars.

        In addition to this acquisition, Presto’s defense segment includes AMTEC, a manufacturer of 40 mm ammunition, fuzes and firing devices, and Spectra Technologies, a load, assemble and pack (LAP) facility. The segment’s backlog currently stands at over one hundred fifty million dollars.

        National Presto also designs and sells small household appliances and pressure cookers under the PRESTO brand name. Its wholly owned subsidiary, Presto Absorbent Products, Inc. manufactures and sells absorbent products. The Company is widely recognized as an innovator of new products.

        This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including its Form 10-Q for the quarterly period ended October 2, 2005.

*Trademark of National Presto Industries, Inc.